UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2014

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) (d) (e)

On October 7, 2014, Cohu, Inc. (the "Company") announced that its Board of Directors appointed Luis A. Müller as President and Chief Executive Officer of the Company, effective December 28, 2014, succeeding James A. Donahue who will retire as the Company’s President and Chief Executive Officer and become Executive Chairman of the Board of Directors on that date. Mr. Donahue, a 36-year veteran of Cohu and President and CEO since 2000, advised the board on October 7, 2014 of his desire to retire as President and CEO as of the end of the current fiscal year. Mr. Mϋller, age 44, has eighteen years’ experience in the semiconductor equipment industry, including service as President of Cohu’s Semiconductor Equipment Group (SEG) since January, 2011. Previously, he was Director of Engineering at Cohu’s Delta Design subsidiary (Delta) from July 2005 to July 2008, Vice President of Delta’s High Speed Handling Group from July 2008 to December 2010 and Managing Director of SEG’s Rasco GmbH business unit in Germany from January 2009 to December 2010. Prior to joining Cohu, Mr. Mϋller spent nine years at Teradyne, Inc. where he held management positions in engineering and business development. He earned his PhD in Mechanical Engineering at the Massachusetts Institute of Technology (MIT). Mr. Müller was also elected to the Board of Directors, effective December 28, 2014 based on his experience with the semiconductor equipment industry, knowledge of international operations and business strategy. Since he will be serving as the Company’s President and CEO, the Company does not expect that he will be appointed as a member of any of the standing committees of the Board of Directors. As an employee of the Company, he will not receive any additional compensation for his service on the Board of Directors.

On October 7, 2014, the Company entered into an Executive Employment Agreement (the "Agreement") effective December 28, 2014 with Mr. Müller which provides for an at-will employment relationship. Pursuant to the terms of the Agreement Mr. Müller, as President and Chief Executive Officer of the Company, will be entitled to: (i) an annual base salary of $410,000; (ii) a target annual bonus equal to 100% of base salary subject to achievement of certain performance objectives; (iii) a grant of restricted stock units (RSU) with a fair market value totaling $970,000 with one-half subject to performance-based vesting and one-half subject to time-based vesting over the four-year period commencing December 28, 2014; (iv) a car allowance of $750 per month and other customary fringe benefits available to employees and (v) (a) absent a change in control, severance of 12 months base salary and health benefits under certain conditions or; (b) in the event of a change in control; (1) severance of 24 months base salary and health benefits under certain conditions; (2) an amount equal to two times the target annual bonus established for the year prior to the year in which a termination occurs and (3) an amount equal to the current year’s target annual bonus pro-rated to the date of termination, provided, in the case of (a) or (b), any related termination is not for cause, as defined in the Agreement.

The time-based RSU grant will be made on December 28, 2014 and the performance-based RSU grant will be made during the customary annual executive equity grant in March, 2015. All equity awards outstanding as of the date of termination without cause following a change in control would become fully vested at the time of such change in control.

The foregoing description of the Agreement is qualified in its entirety by reference to the Executive Employment Agreement attached hereto as Exhibit 10.1.

Mr. Donahue as Executive Chairman will be paid (i) a base annual salary of $210,000; (ii) a target annual bonus equal to 100% of base salary; (iii) an equity compensation grant with a fair market value of $473,560 with such grant made during the customary annual executive equity grant in March, 2015 and (iv) a continuation of all other current employee benefits.

The press release issued on October 7, 2014 is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1 Executive Employment Agreement, dated October 7, 2014, by and between Cohu, Inc. and Luis A. Müller.

99.1 Press Release issued by Cohu, Inc. on October 7, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

October 8, 2014	By:	Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance & CFO

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Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement, dated October 7, 2014, by and between Cohu, Inc. and Luis A. Müller
99.1	Press Release issued by Cohu, Inc. on October 7, 2014